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                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                       DIVISION OF CORPORATION'S
                                                       Filed 5:00 P.M. 3/17/1998
                                                               981102307-2750644


                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                                      OF
                       CERTIFIED DIABETIC SERVICES, INC.

     Certified Diabetic Services, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Three Thousand (3,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 3,000 shares of Series A Convertible Preferred Stock (the "Preferred Shares"), par value $.01 per share, with an initial stated value of $1,000 per share (the "Stated Value") which shall have the following powers, designations, preferences and other special rights:

          (1) Dividends.

          (a) Each share of Preferred Shares shall bear dividends at the rate of 5.0% per annum on the Stated Value thereof. Such dividends shall be due and payable semi-annually in arrears on the first day of March and September of each year (each of "Dividend Payment Date"), with the first such payment due on September 1, 1998. Dividends shall accrue daily on each share of Preferred Shares from the Issuance Date, whether or not earned or declared, until such share of Preferred Shares has been converted or redeemed as herein provided. To the extent dividends are not paid on the applicable Dividend Payment Date, such dividends shall be cumulative and shall compound semi-annually until the date of payment of such dividend. The dividends so payable will be paid to the person in whose name the applicable shares of Preferred Shares (or one or more predecessor shares) is registered on the records of the Company regarding registration and transfers of the Preferred Shares (the "Preferred Share Register"); provided, however, that the Company's obligation to a transferee of a share of Preferred Shares arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions hereof and the Securities Purchase Agreement


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               between the Company and the initial holders of the Preferred
               Shares (the "Securities Purchase Agreement").

          (b) The dividends are payable in such coin or currency of the United States of America as of the time of payment is legal tender to the person in whose name the applicable share(s) of Preferred Shares is duly registered on the Preferred Share Register on the tenth day prior to the applicable Dividend Payment Date and at the address last appearing on the Preferred Share Register as designated in writing by such holder thereof from time to time; provided, however, that in lieu of paying such dividends in coin or currency, the Company may at its option, in full or in part, pay dividends on the shares of Preferred Shares on any Dividend Payment Date by increasing the Stated Value of the Preferred Shares by the amount of such dividend such that the sum of (i) the amount of such increase in the Stated Value and (ii) the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash. Any such increase in the Stated Value (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such dividend. When any dividend is added to the Stated Value, such dividend shall, for all purposes of the Preferred Shares, be deemed to be part of the Stated Value for purposes of determining dividends thereafter payable hereunder and amounts thereafter convertible into Common Stock hereunder, and all references herein to the Stated Value shall mean the Stated Value, as adjusted pursuant to these provisions.

          (c) If the Company shall elect to pay any part of a dividend by increasing the Stated Value as described in Paragraph 2(b), the Company will provide a notice in the form of Exhibit II setting forth the new Stated Value to each holder (a "Dividend Notice") on or prior to the applicable Dividend Payment Date.

          (d) If the cash dividends due hereunder are not paid or the Dividend Notice is not delivered to each holder within ten calendar days after the applicable Dividend Payment Date, the Company shall no longer have the right to choose the method by which dividends are paid and each holder may elect either cash dividends or dividends payable by increasing the Stated Value.

          (e) Except as specifically provided herein, an election by the Company to pay dividends, in full or in part, in cash on any Dividend Payment Date shall not preclude the Company from electing any other available alternative in respect of all or any portion of any subsequent dividend.

          (2) Holder's Conversion of Preferred Shares. A holder of Preferred Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, $.01 par value per share (the "Common Stock"), on the following terms and conditions:

          (a) Conversion Right. Subject to the provisions of Section 2(j) below, at any time or times on or after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassesable shares (rounded to the nearest whole share in accordance with


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               Section 2(h) below) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates and (ii) exercise of conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The holder may waive the foregoing limitations by written notice to the Company upon not less than 61 days prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

          (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Sections (2)(a) and 2(g) shall be determined according to the following formula (the "Conversion Rate"):

                                Stated Value + D
                                ----------------
                                Conversion Price

     For purposes of this Certificate of Designations, the following terms shall have the following meanings:

     (i) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Nasdaq SmallCap Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq SmallCap Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market or the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(f)(iii) below with the term


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       "Closing Bid Price" being substituted for the term "Market Price." (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

(ii) "Conversion Notice" means the notice of conversion in form attached hereto as Exhibit I.

(iii) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

(iv) "D" means the accrued but unpaid dividends (whether or not earned or declared) for each share of Preferred Shares; provided, however, that if the Company elects to pay such accrued but unpaid dividends in cash on the date of conversion of the Preferred Shares, then, only for the purposes of calculating the Conversion Rate, "D" shall equal zero.

(v)    "Fixed Conversion Price" means $6.50 per share of Preferred Shares;

(vi) "Floating Conversion Price" means 80% of the Market Price on the date on which the Conversion Notice is delivered to the Company.

(vii) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

(viii) "Market Price" means, with respect to any security for any date, the average of the two lowest Closing Bid Prices for such security during the fifteen consecutive trading days immediately preceding such date.

(ix) "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(c)    Intentionally Omitted.

(d) Adjustment to Conversion Price - Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

(i) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the date of issuance of the Preferred Shares, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than shares of Common Stock deemed to have been issued by the Company in connection with the Warrants (as defined in the Securities Purchase Agreement), an Approved Stock Plan (as defined below) or an Excluded Issuance (as defined below)) for a consideration per share (the "Applicable Price") less than the Fixed Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Fixed Conversion Price shall be reduced to an amount equal to the Applicable Price. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the following shall be applicable:


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     (A)  Issuance of Options. As used herein, "Options" means any grants in any manner by the Company of any rights or options to subscribe for or to purchase Common Stock (other than pursuant to an Approved Stock Plan or upon conversion of the Preferred Shares or exercise of the Warrants) or any stock or other securities convertible into or exchangeable for Common Stock. Such convertible or exchangeable stock or securities are referred to herein as "Convertible Securities." For purposes of this Section 2(d)(i), the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (I) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the Conversion or exchange of all such Convertible Securities isssable upon the exercise of such Options. No adjustment of the Fixed Conversion Price shall be made upon the accrual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

     (B) Issuance of Convertible Securities. For purposes of this Section 2(d)(i), the "price per share for which Common Stock is issuable upon the conversion or exchange of any Convertible Securities" is determined by dividing (I) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No adjustment of the Fixed Conversion price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(d)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

     (C) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into to exchangeable for Common Stock change at any time, the Fixed Conversion Price in effect at the time of such change shall be readjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be

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          made if such adjustment would result in an increase of the Fixed
          Conversion Price then in effect. Nothing in this Section 2(d)(i)(C) shall be construed to require any readjustment to the Fixed Conversion Price where the Board of Directors of the Company votes to reprice at fair market value any rights or options to subscribe for or to purchase Common Stock granted pursuant to an Approved Stock Plan in order to provide appropriate employee incentives.

     (D) Certain Definitions. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the following terms have meanings set forth below:

     (I) "Approved Stock Plan" shall mean any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider.

     (II) "Excluded Issuance" shall mean (i) any underwritten public offering by the Company consisting solely of Common Stock, (ii) any transaction involving the Company's issuance of securities in connection with an acquisition (the primary purpose of which is not to raise equity capital): (iii) any transaction involving the Company's issuance of securities in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), and (iv) any issuance of securities by the Company as consideration for the acquisition of a license by the Company; provided that a transaction or issuance of securities shall not constitute an Excluded Issuance pursuant to clause (ii), (iii) or (iv) of this Section 2(d)(i)(D)(II) unless the securities issued in connection with the acquisition, joint venture or partnership, as the case may be, cannot be transferred for a period of 180 days from the date of consummation of such acquisition, joint venture or partnership.

     (E) Effect on Fixed Conversion Price of Certain Events. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the following provisions shall also be applicable:

     (I) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the net amount received by the Company will be deemed to be the consideration received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Bid Prices on the twenty (20) consecutive trading days immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any

                                      -6-
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          consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation
          (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be binding upon all parties absent manifest error and the cost of such appraiser shall be shared equally by the Company, on the one hand, and the holders of Preferred Shares, on the other hand.

     (II) Integrated Transactions. In case any Options or Convertible Securities are issued or granted in connection with the issue or sale of Common Stock of the Company, together comprising one integrated transaction in which no specific consideration is allocated between such Options or Convertible Securities and Common Stock, then, for purposes of determining the adjusted Fixed Conversion Price under this Section 2(d)(i), the Company shall be deemed to have received a per share consideration for such Common Stock equal to the quotient of (i)(A) the value of the consideration received by the Company in the integrated transaction minus (B) the value of the consideration received by the Company attributable to the Options or Convertible Securities as determined by the Black-Scholes valuation formula, divided by (ii) the sum of the total number of shares of Common Stock issued in such transaction. If the Company and the holders of a majority of the Preferred Shares then outstanding are unable to reach agreement within ten (10) days after the occurrence of an event requiring a Black-Scholes valuation as described in the preceding sentence (the "Integrated Valuation Event"), then such valuation will be determined within forty-eight (48) hours of the tenth (10th) day following the Integrated Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be binding upon all parties absent manifest error and the cost of such appraiser shall be shared equally by the Company, on the one hand, and the holders of Preferred Shares, on the other hand.

     (III) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

     (IV) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split,

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stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

     (iii) Adjustment of Floating Conversion Price Upon Issuance of Convertible Securities. If the Company in any manner issues or sells Convertible Securities that are convertible into Common Stock at a price which varies with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "Variable Price") and such Variable Price is not calculated using the same formula used to calculate the Floating Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("Variable Price Notice") on the date of issuance of such Convertible Securities. If the holders of Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding provide written notice via facsimile and overnight courier (the "Variable Price Election Notice") to the Company within five (5) business days of receiving a Variable Price Notice that such holders desire to replace the Floating Conversion Price then in effect with the Variable Price described in such Variable Price Notice, the Company shall prepare and deliver to each holder of the Preferred Shares via facsimile and overnight courier a copy of an amendment to this Certificate of Designations (the "Variable Price Amendment") that substitutes the Variable Price for the Floating Conversion Price (together with such modifications to this Certificate of Designations as may be required to give full effect to the substitution of the Variable Price for the Floating Conversion Price) within five (5) business days after receipt of the requisite number of Variable Price Election Notices set forth above. The Company shall file such Variable Price Amendment with the Secretary of State of the State of Delaware within five (5) business days after delivery of the Variable Price Amendment to the holders of the Preferred Shares; provided that in the event that the Company receives a notice prior to the filing of the Variable Price Amendment from any holder who has delivered a Variable Price Election Notice in connection with such Variable Price Amendment that such holder objects to the form of the Variable Price Amendment, the Company shall not file such Variable Price Amendment until such time as the Variable Price Amendment has been revised to the reasonable satisfaction of such holder and approved in writing by the holders of the Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding. Except as provided in the preceding priviso, a holder's delivery of a Variable Price Election Notice shall serve as the consent required to amend this Certificate of Designations pursuant to Section 13 below.

     (iv) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below), purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, or the fixing of a

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record date by the Company for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of Common Stock), is referred to herein as an "Organic Change." If at any time there occurs an Organic Change, then each holder of Preferred Shares, at such holder's option, may (a) participate in any such Organic Change as a class with common stockholders on the same basis as if the Preferred Shares had been converted one day prior to the announcement of such transaction or (b) require that the Company redeem such holder's Preferred Shares pursuant to Section 3(a) hereof. Notice of the holder's election under this Section 2(d)(iv) shall be given not less than five (5) days prior to the consummation of such Organic Change.

     (v) Certain Events. If any event occurs of the type contemplated b the provisions of this Section 2(d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(d).

     (vi) Notices.

          (A) As soon as practicable, upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (B) The Company will give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation and in no event shall such notice be provided to such holder prior to such information being made known to the public.

          (C) The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

     (e) Purchase Rights. In addition to any adjustments of the Conversion Price pursuant to Section 2(d) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of

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such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (f) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

     (i) Holder's Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Central Time on such date, a fully executed Conversion Notice to the Company or its designated transfer agent (the "Transfer Agent"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

     (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction), together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next business day following the date of receipt, (A)(I) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company and
          (B) in the event that the Company elects to pay all accrued but unpaid dividends with respect to the Preferred Shares on the date of conversion instead of including such dividends in the calculation of the Conversion Rate, pay by wire transfer to the holders of the Preferred Shares all such accrued but unpaid dividends. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company or Transfer Agent, as the case may be, shall, as soon as practicable and in no event later than two business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

     (iii) Dispute Resolution. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Market Price or arithmetic calculation of the Conversion Rate within one (I) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Market Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

     (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

     (v) Company's Failure to Timely Convert. If within ten (10) business days of the Company's or the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and the originally executed Conversion Notice the Company shall fail to issue a certificate to a holder or credit the holder's balance account with The Depository Trust Company for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to
          Section 2(f)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each date on and after such tenth (10th) business day in an amount equal to 0.5% of the Stated Value of the Preferred Shares to be converted.

          (g) Mandatory Conversion. If any Preferred Shares remain outstanding on the Mandatory Conversion Date (as defined below), then all such Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the holders of such Preferred Shares had given the Conversion Notice on the Mandatory Conversion Date. All holders of Preferred Shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed in blank, to the Company or the Transfer Agent. "Mandatory Conversion Date" means March 31, 2002, unless extended pursuant to Section 4(1) of the Securities Purchase Agreement or Section 3(f) of the Registration Rights Agreement, which extension shall be equal to one and one-half times the aggregate number of days of all Underwriting Lock-Up Periods (as defined in Section 4(1) of the Securities Purchase Agreement) and Grace Periods (as defined in Section 3(f) of the Registration Rights Agreement.

          (h) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

          (i) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares.

          (j) Conversion Restrictions. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to this Section 2 shall be limited as set forth below. Without the prior consent of the Company, a holder of Preferred Shares shall not be entitled to convert an aggregate number of Preferred Shares in excess of the number of Preferred Shares which when divided by the number of Preferred Shares held by such holder would exceed (i) 0.33 for the period beginning on the earlier of (x) the effective date (the "Effective Date") of the registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the Buyers refereed to therein and (y) 120 days after the Issuance Date for any Preferred Shares (the "Scheduled Effective Date") and ending on and including the date which is 30 days after the earlier of the Effective Date and the Scheduled Effective Date, (ii) 0.67 for the period beginning on and including the date which is 31 days after the earlier of the Effective Date and the Scheduled Effective Date and ending on and including the date which is 60 days after the earlier of the Effective Date and the Scheduled Effective Date, and (iii) 1.00 for the period beginning on and including the date which is 61 days after the earlier of the Effective Date and the Scheduled Effective Date and ending on and including the Mandatory Conversion Date. Notwithstanding the foregoing, the conversion restriction set forth in this Section 2(j) shall not apply if an event constituting a Major Transaction (as defined in Section 3(c) below) or a Triggering Event (as defined in Section 3(d) below) shall have occurred or been publicly announced.

          (k) Adjustment of Conversion Restrictions upon Issuance of Convertible Securities. If the Company in any manner issues or sells Convertible Securities that are convertible into Common Stock and are subject to (i) restrictions on the amount of shares that can be converted, or (ii) no restrictions on the amount of shares that can be converted (the restriction on conversions or lack thereof being herein referred to as the "Conversion Restriction"), and such Conversion Restriction is not formulated with using the same time periods and percentages used in Section 2(j), then the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Share ("Conversion Restriction Notice") on the date of issuance of such Convertible Securities. If the holders of Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding which remain subject to the restrictions in Section 2(j) provide written notice via facsimile and overnight courier (the "Conversion Restriction Election Notice") to the Company within five (5) business days of receiving a Conversion Restriction Notice that such holders desire to replace the conversion restrictions set forth in Section 2(j) then in effect with the Conversion Restriction described in such Conversion Restriction Notice, the Company shall prepare and deliver to each holder of the Preferred Shares via facsimile and overnight courier a copy of an amendment to this Certificate of Designations (the "Conversion Restriction Amendment") that substitutes the Conversion Restriction for conversion restrictions set forth in Section 2(j) (together with such modifications to this Certificate of Designations as may be required to give full effect to the substitution of the Conversion Restriction for the conversion restrictions set forth in Section 2(j) within five (5) business days after receipt of the requisite number of Conversion Restriction Election Notices set forth above. The Company shall file such Conversion Restriction Amendment with the Secretary of State of the State of Delaware within five (5) business days after delivery of the Conversion Restriction Amendment to the holders of the Preferred Shares; provided that in the event that the Company receives a notice prior to the filing of the Conversion Restriction Amendment from any holder who has delivered a Conversion Restriction Election Notice in connection with such Conversion Restriction Amendment that such holder object to the form of the Conversion Restriction Amendment, the Company shall not file such Conversion Restriction Amendment until such time as the Conversion Restriction Amendment has been revised to the reasonable satisfaction of such holder and approved in writing by the holders of the Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding. Except as provided in the preceding proviso, a holder's delivery of a Conversion Restriction Election Notice shall serve as the consent required to amend this Certificate of Designations pursuant to Section 13 below.

(3)  Redemption at Option of Holders.

     (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneously with or at any time after the occurrence of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to 125% of the Stated Value plus accrued but unpaid dividends ("Major Transaction Redemption Price").

     (b) Redemption Options Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, at any time after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to 135% of the Stated Value plus accrued but unpaid dividends ("Triggering Event Redemption Price" and, collectively with "Major Transaction Redemption Price," the "Redemption Price").

     (c) "Major Transaction." A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

          (i) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

          (ii) the sale or transfer of all or substantially all of the Company's assets; or

          (iii) a purchase, tender or exchange offer made to and accepted by the holders of more then 50% of the outstanding shares of Common Stock.

     (d) "Triggering Event". A "Triggering Event" shall be deemed to have occurred (i) at such time as the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock (other than as provided in clause (ii) of this Section 3(d)), including if the Company fails to convert Preferred Shares pursuant to Section 2, or (ii) at such time as a holder shall be permitted to require the Company to redeem such holder's Preferred Shares pursuant to Section 4(a).

     (e) Mechanics of Redemption at Option of Buyer Upon Major Transaction. Simultaneously with the public announcement of a Major Transaction, but in no event later than 20 days prior to the consummation of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding may require the Company to redeem all of the holders' Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a) above.

     (f) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of (x) the receipt of a Notice of Triggering Event or (y) a holder having knowledge of any Triggering Event, any holder of the Preferred Shares then on may require the Company to redeem all or any portion of the Preferred Shares held by such holder by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b) above. Each holder shall be entitled to receive, following a Triggering Event but prior to delivery of a Notice of Redemption at Option of Buyer Upon Triggering Event, interest in the amount of 2.0% of the Stated Value plus all accrued but unpaid dividends of the then outstanding Preferred Shares held by such holder.

     (g) Payment of Redemption Price. Upon the Company's receipt of a Notice(s)of Redemption at Option of Buyer Upon Major Transaction from the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding the Company shall immediately notify each holder by facsimile of the Company's receipt of such requisite notice(s) necessary to effect a redemption and each holder of Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event and each holder which has sent such a notice shall promptly submit to the Company or its Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to such holder within ten business days after the Company's receipt of the requisite notices required to effect a redemption; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; provided further that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of Preferred Shares submitted for redemption, such holder shall have the option, in the case of a Notice of Redemption at Option of Buyer Upon Major Transaction, the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding (including Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Redemption Price has not been paid) shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the Preferred Shares that were submitted for redemption by such holder(s) under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Shares submitted to the Company be each holder for redemption under this Section 3(g) and for which the applicable Redemption Price has not been paid, and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on with the Notice(s) of Redemption of

          Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Market Price" and the term "Redemption Price" being submitted for the term "Conversion Rate". Payments provided for in this Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction unless such agreement contains provisions according such priority in payment to the holders of the Preferred Shares.

(4)  Inability to Fully Convert.

     (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot or does not issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the Exchange Cap (as defined in Section 12 below), from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient member of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above and, with respect to the unconverted Preferred Shares, the holder, solely at such holder's option, may elect to:

          (i) if the Company's inability to fully convert Preferred Shares into registered shares of Common Stock is pursuant to clause (z) of
               Section 4(a) above and the Company has not filed an amendment to the Registration Statement within three days after receipt of the Conversion Notice giving rise to such inability so as to cover all of the Registrable Securities, require the Company to redeem from such holder those Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per Preferred Share (the "Mandatory Redemption Price") equal to the Redemption Price as of such Conversion Date;

          (ii) if the Company's inability to fully convert Preferred Shares into registered shares of Common Stock is pursuant to clause (z) of
               Section 4(a) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above;

          (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder's Conversion Notice;

          (iv) if the Company's inability to fully convert Preferred Shares into registered shares of Common Stock is pursuant to clause (x) or pursuant to the Exchange Cap described in clause (y) of Section 4(a) above, require the Company to pay to each holder of Preferred Shares liquidated damages in an amount equal to four percent (4%) of the stated value of the Preferred Shares held by such holder per month until such time as the Company has obtained the approval of its stockholders (A) to increase the authorized number of shares of Common Stock of the Company or (B) to allow for the issuance of shares of Common Stock in excess of the Exchange Cap, as the case may be; provided that, the Company shall use its best efforts to obtain such stockholder approval as promptly as possible and, if the Company has not filed a proxy statement for purposes of obtaining the applicable stockholder approval within 30 days after the Company's receipt of the Conversion Notice which gave rise to the Company's inability to fully convert, then each holder of Preferred Shares shall be permitted to effect a Mandatory Redemption of such holder's Preferred Shares at the Mandatory Redemption Price; or

          (v) if the Company's inability to fully convert Preferred Shares into registered shares of Common Stock is pursuant to clause (y) of
               Section 4(a) above (other than pursuant to the Exchange Cap), require the Company to pay to each holder of Preferred Shares liquidated damages in an amount equal to four percent (4%) of the stated value of the Preferred Shares held by such holder per month.

     (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Preferred Shares which cannot be converted as requested and (iii) the applicable Mandatory Redemption Price. Such holder shall within ten (10) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("Notice in Response to Inability to Convert") of its election pursuant to Section 4(a) above; provided, however, that a failure by the holder to specify its election shall be without prejudice to any other rights such holder may have by reason of the Company's inability to fully convert.

     (c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Mandatory Redemption Price in cash to such holder within ten
          (10) days of the Company's receipt of the holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of

          Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such ten (10) days time period due to a dispute as to the determination of the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate".

     (d) Pro-rata Conversion and Redemption. The Company shall comply with Conversion Notices in the order in which received; provided, however, that in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares on the same day and the Company can convert and redeem some, but not all, of such Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each such holder of Preferred Shares electing to have Preferred Shares converted and redeemed such holder's pro-rata amount of Preferred Shares (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares being converted and redeemed as of such date).

     (5) Redemption at Option of the Company. By notice given ("Notice of Redemption at Company's Election") at any time or times, the Company shall have the right, in its sole discretion, to redeem any or all of the outstanding Preferred Shares at a price per share equal to 125% of the Stated Value of such Preferred Shares plus all accrued and unpaid dividends thereon (the "Company Redemption Price"). If less than all outstanding Preferred Shares are to be redeemed, the Company shall redeem from each holder his pro rata portion (based on the number of Preferred Shares held by such holder relative to all outstanding Preferred Shares). Notice of Redemption at Company's Election shall be given by facsimile (to the extent the Company has been provided a facsimile number by the holder of the Preferred Shares being redeemed) and overnight courier, not less than 30 days prior to the date fixed for redemption (the "Company Redemption Date") to each holder of record of Preferred Shares to be redeemed; but neither the failure to give any such notice to one or more such holders nor any defect in any notice given shall affect the sufficiency of the proceedings for redemption as to other holders. Each such notice shall state the Company Redemption Date, the number of Preferred Shares to be redeemed, and, if less than all the Preferred Shares held by such holder are to be redeemed, the number of Preferred Shares to be redeemed from such holder, the Company Redemption Price and the place or places where such Preferred Shares are to be surrendered for payment of the Company Redemption Price. Notice having been mailed as aforesaid, from and after the Company Redemption Date (unless default shall be made by the Company in providing money for the payment of the Company Redemption Price), the Preferred Shares called for redemption shall no longer be deemed to be outstanding, all rights of the holders thereof as shareholders of the Company shall cease and terminate except for the right to receive the Company Redemption Price and any right of conversion or exchange which may be exercisable (to the extent then exercisable) up to the close of business on the Company Redemption Date.

Upon surrender of the certificates evidencing the Preferred Shares called for redemption in accordance with said notice, the Company shall make payment of the Company Redemption Price with respect thereto.

     (6) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed. No Preferred Shares acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued and all such Preferred Shares shall be retired.

     (7) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of offering the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding provided that the number of shares of Common Stock so reserved shall at not time be less than 150% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible; provided further that if for any reason, the number of shares of Common Stock reserved shall prove to be insufficient such shares of Common Stock so reserved shall be allocated for issuance upon conversion of Preferred Shares pro rata among the holders of Preferred Shares based on the number of Preferred Shares held by such holder relative to the total number of authorized Preferred Shares.

     (8) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

     (9) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value plus accrued and unpaid dividends (such sum being referred to as the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds shall receive a percentage of the Preferred Funds available for distribution equal to the full amount of Preferred Funds payable to such holders as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of the Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the

Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

     (10) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

     (11) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

     (12) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue upon conversion of the Preferred Shares, in the aggregate, more than a number of shares of Common Stock equal to 19.99% of the number of shares of Common Stock outstanding on the Issuance Date (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the "Exchange Cap"), if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of The Nasdaq Stock Marker, Inc. or any other principal securities exchange or market upon which the Common Stock is or becomes traded. The Exchange Cap shall be allocated among the Preferred Shares pro rata based on the total number of authorized Preferred Shares.

     (13) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (i) any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, or (ii) any issuance of Preferred Shares other than as expressly provided herein.

     (14) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed as of the 17th day of March, 1998.
                       ----

                                       CERTIFIED DIABETIC SERVICES, INC.
                                       By: /s/ Myron M. Blumenthal
                                           -------------------------------------
                                       Name: Myron M. Blumenthal
                                       Its: Chief  Financial Officer

                                    EXHIBIT I
                        CERTIFIED DIABETIC SERVICES, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), of Certified Diabetic Services, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

    Date of Conversion: ________________________________________________________
    Number of Preferred Shares to be converted:_________________________________ Stock certificate no(s). of Preferred Shares to be converted: ______________

Please confirm the following information:

    Conversion Price: __________________________________________________________
    Number of shares of Common Stock to be issued: _____________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:                                _______________________________________
                                         _______________________________________
                                         _______________________________________
                                         _______________________________________

Facsimile Number:                        _______________________________________

Authorization:                           _______________________________________
                                         By: ___________________________________
                                         Title: ________________________________

Dated:                                   _______________________________________

Account Number:
  (if electronic book entry transfer):   _______________________________________

Transaction Code Number:
  (if electronic book entry transfer)    _______________________________________

                                   EXHIBIT II
                                 DIVIDEND NOTICE

Date: _______________

To:  [Name of Holder of Series A Convertible Preferred Stock]

Re: Series A Convertible Preferred Stock (the "Preferred Shares") of Certified Diabetic Services, Inc. (the "Company")

     In lieu of paying dividends on the above-referenced Preferred Shares in coin or currency, the Company hereby elects to pay dividends on the Preferred Shares for the Dividend Payment Date indicated below by having the amount of such dividends added to the Stated Value of the Preferred Shares. The Company hereby certifies to the holder, its successors and assigns that the Stated Value of the Preferred Shares after delivery of this notice equals the amount indicated below. Capitalized terms used in this Dividend Notice and not otherwise defined shall have the meaning ascribed thereto in the Certificate of Designations for the Preferred Shares.

     Dividend Payment Date:____________
     Stated Value prior to issuance of this notice:           $___________
     Dividend:                                                $___________
     Stated Value after issuance of this notice:              $___________

     IN WITNESS WHEREOF, this Dividend Notice has been duly executed and delivered on the date first written above.

     CERTIFIED DIABETIC SERVICES, INC.

     By:______________________

        Name:
        Title: